AMENDMENT TO
                         DISTRIBUTION SERVICES AGREEMENT


          AMENDMENT made as of October 20, 2005 to the Distribution Services Agreement (the "Agreement") made as of March 23, 1994, as amended June 4, 1996 and December 16, 2004, between ALLIANCEBERNSTEIN EXCHANGE RESERVES (formerly AFD Exchange Reserves), a Massachusetts business trust (the "Trust"), and ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement.

                                   WITNESSETH

          WHEREAS, the Trust and the Underwriter desire to amend the Agreement in the manner set forth below;

          NOW, THEREFORE, the parties agree as follows:

          1. Section 5(b) of the Agreement is amended by deleting it in its entirety and replacing it with the following:

               (b) Except as may be required by NASD rules and interpretations, the Trust will pay to the Underwriter each month a distribution services fee with respect to each Portfolio equal, on an annualized basis, to 0.30% of the aggregate average daily net assets of the Portfolio attributable to the Class A shares, 1.00% of the aggregate average daily net assets of the Portfolio attributable to the Class B shares, 0.75% of the aggregate average daily net assets of the Portfolio attributable to the Class C shares, 0.50% of the aggregate average daily net assets of the Portfolio attributable to Class R shares and 0.25% of the aggregate average daily net assets of the Portfolio attributable to Class K shares. The distribution services fee will be used in its entirety by the Underwriter to make payments
          (i) to compensate broker-dealers or other persons for providing distribution assistance, (ii) to otherwise promote the sale of shares of the Portfolio, including payment for the preparation, printing and distribution of prospectuses and sales literature or other promotional activities, and (iii) to compensate broker-dealers, depository institutions and other financial intermediaries for providing administrative, accounting and other services with respect to the Portfolio's shareholders. A portion of the distribution services fee that will not exceed, on an annualized basis, .25% of the aggregate average daily net assets of the Portfolio attributable to each of the Class A shares, Class B shares, Class C shares, Class R shares and Class K shares will constitute a service fee that will be used by the Underwriter for personal service and/or the maintenance of shareholder accounts within the meaning of NASD rules and interpretations.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement.


                                         ALLIANCEBERNSTEIN EXCHANGE RESERVES


                                         By:
                                            ---------------------------------
                                            Name:
                                            Title:


                                         ALLIANCEBERNSTEIN INVESTMENT RESEARCH
                                            AND MANAGEMENT, INC.


                                         By:
                                            ---------------------------------
                                            Name:
                                            Title:


Accepted as of the date written above:

ALLIANCE CAPITAL MANAGEMENT L.P.

     By:  Alliance Capital Management Corporation,
          its General Partner

     By:
          ----------------------------------
          Name:
          Title:


00250.0073 #608066